Exhibit 1.01

Conflict Minerals Report for the Year Ended December 31, 2018

Introduction

Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. (“Hamilton Beach” also referred to as the Company) and The Kitchen Collection, LLC. Hamilton Beach is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bar and hotels. Certain products sold by Hamilton Beach contain necessary conflict minerals.

This Conflict Minerals Report (“CMR”) for the year ended December 31, 2018 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of the Congo (“DRC”) and nine adjoining countries (together with the DRC, the “Covered Countries”). If an issuer has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures.

This CMR relates to the process undertaken for Hamilton Beach products that were contracted to be manufactured, during calendar year 2018 and that contain Conflict Minerals.

Executive Summary

Hamilton Beach performed a Reasonable Country of Origin Inquiry (RCOI) on suppliers believed to provide Hamilton Beach with materials or components containing 3TGs necessary to the manufacturing of Hamilton Beach’s products. Through its RCOI process, Hamilton Beach determined that it does not contract to manufacture products that contain gold, tantalum, or tungsten, but it does contract to manufacture products that contain tin. Hamilton Beach’s suppliers identified 67 valid tin smelters and refineries (“smelters”). Of these 67 smelters, Hamilton Beach identified 2 as sourcing (or there was a reason to believe they may be sourcing) from the Covered Countries. Hamilton Beach’s due diligence review indicated that both of these smelters have been audited and recognized as conflict free by the Responsible Minerals Assurance Process (“RMAP”).

Company Management Systems

Hamilton Beach established a management system according to Step 1 of the OECD Due Diligence Guidance. Hamilton Beach’s system included the following:

•	Step 1A - Adopt, and clearly communicate to suppliers and the public, a company policy for the supply chain of minerals originating from conflict-affected and high-risk areas.

◦	Implemented a conflict minerals policy;

◦	Publicized the policy at https://www.hamiltonbeach.com/social-accountability-policy.html; and,

◦	Communicated the policy directly to suppliers as part of RCOI process.

•	Step 1B - Structure internal management to support supply chain due diligence.

◦	Maintained an internal cross functional team to support supply chain due diligence;

◦	Appointed a member of senior staff with the necessary competence, knowledge and experience to oversee supply chain due diligence; and

◦	Invested the resources necessary to support the operation and monitoring of these processes, including internal resources and external consulting support.

•	Step 1C - Establish a system of transparency, information collection and control over the supply chain.

◦
Implemented a process to collect required supplier and smelter RCOI and due diligence data. Full details on the supply chain data-gathering are included in the RCOI and due diligence sections of this CMR.

•	Step 1D - Enhance company engagement with suppliers.

◦	Engaged suppliers directly during RCOI process;

◦	Reviewed supplier responses as part of RCOI process;

◦	Added conflict minerals compliance to new supplier contracts and Hamilton Beach’s supplier code of conduct; and

◦	Implemented a plan to improve the quantity and quality of supplier and smelter responses year-over-year.

•	Step 1E - Establish a company and/or mine level grievance mechanism.

◦	Recognized the RMAP’s three audit protocols for gold, tin/tantalum, and tungsten as valid sources of smelter or mine level grievances; and

◦
Hamilton Beach’s ethics violations reporting system allows employees to voice confidentially without any fear of retribution, any concerns with suspected violations of Hamilton Beach’s conflict minerals policy

Reasonable Country of Origin Inquiry (RCOI)

Hamilton Beach designed its RCOI process in accordance with Step 2A and 2B of the OECD Due Diligence Guidance. Hamilton Beach’s RCOI process involved two stages:

•	Stage 1 - Supplier RCOI (Step 2A of the OECD Due Diligence Guidance); and

•	Stage 2 - Smelter RCOI (Step 2B of the OECD Due Diligence Guidance).

Supplier RCOI

Hamilton Beach designed its supplier RCOI process to identify, to the best of Hamilton Beach’s efforts, the smelters in Hamilton Beach’s supply chain in accordance with Step 2A of the OECD Due Diligence Guidance. Hamilton Beach’s supplier RCOI process for the 2018 reporting period included the following:

•	Developed a list of suppliers providing 3TG containing components to Hamilton Beach;

•	Contacted each supplier and requested the industry standard Conflict Minerals Reporting Template (“CMRT”) including smelter information;

•	Reviewed supplier responses for accuracy and completeness; and

•	Amalgamated supplier provided smelters into a single unique list of smelters meeting the definition of a smelter under one of three industry recognized audit protocols.

For the 2018 reporting period, Hamilton Beach’s RCOI process was executed by Claigan Environmental Inc. (“Claigan”).

Hamilton Beach’s suppliers identified 67 smelters in their supply chain. The specific list of smelters is included in the Smelter and Refineries section at the end of this CMR.

Smelter RCOI

Due to the overlap between supplier RCOI and smelter due diligence, the smelter RCOI process is summarized in the due diligence section of this CMR.

Due Diligence

Hamilton Beach’s Due Diligence Process was designed in accordance with the applicable sections of Steps 2, 3 and 4 of the OECD Due Diligence Guidance.

Smelter RCOI and Due Diligence

Hamilton Beach’s smelter RCOI and due diligence process were designed to accomplish the following:

•	Identify the scope of the risk assessment of the mineral supply chain (OECD Step 2B);

•	Assess whether the smelters/refiners have performed all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas (OECD Step 2C); and,

•	Perform joint spot checks at the mineral smelter/refiner’s own facilities, as necessary, through participation in industry-driven programs (OECD Step 2D).

Hamilton Beach’s smelter RCOI and Due Diligence Process included the following for each smelter identified in Hamilton Beach’s supply chain:

•	Direct engagement of the smelter to determine whether the smelter sourced from the DRC or surrounding countries;

•
For smelters that declared directly (e.g., email correspondence, publicly available conflict minerals policy, or information available on their website) or through their relevant industry association that they did not source from the DRC or surrounding countries, and were not recognized as conflict free by the RMAP, Hamilton Beach reviewed publicly available information to determine if there was any contrary evidence to the smelter’s declaration. The sources reviewed included:

◦	Public internet search (Google) of the facility in combination with each of the Covered Countries;

◦	Review of specific Non-Governmental Organizations (“NGO”) publications. NGO publications reviewed included:

▪	Enough Project;

▪	Global Witness;

▪	Southern Africa Resource Watch;

▪	Radio Okapi; and

▪	The most recent UN Group of Experts report on the DRC.

•
For smelters that did not respond to direct engagement, Hamilton Beach reviewed publicly available sources to determine if there was “any reason to believe” that the smelter may have sourced from the Covered Countries during the reporting period.

◦	Hamilton Beach reviewed the same sources as those used to compare against smelter sourcing declarations.

•
For “high-risk smelters” (i.e., smelters that are sourcing from or there is reason to believe they may be sourcing from the Covered Countries and not conformant to the RMAP), Hamilton Beach communicates the risk to a designated member of senior management (OECD Step 3A) and conducts risk mitigation on the smelter according to OECD Step 3B.

For the 2018 reporting period, Hamilton Beach’s smelter RCOI and Due Diligence process was executed by Claigan.

Hamilton Beach’s suppliers identified 67 smelters. Hamilton Beach identified 2 smelters that source, or there is a reason to believe they may source, from the Covered Countries. Hamilton Beach determined that both of these smelters have been audited and recognized as conflict free by the RMAP.

Improvement Plan

Hamilton Beach is taking and will continue to take the following steps to improve its due diligence process so as to further mitigate any risk that the necessary conflict minerals in Hamilton Beach’s products could directly or indirectly benefit or finance armed groups in the Covered Countries:

•	Including a conflict minerals provision in all new and renewing supplier contracts;

•	Including Conflict Minerals compliance to Hamilton Beach’s supplier code of conduct;

•	Continuing to encourage suppliers to obtain current, accurate and complete information about the smelters in their supply chain; and

•	Encouraging smelters sourcing from Covered Countries to be conformant to the RMAP.

Smelters and Refineries

Hamilton Beach’s suppliers identified the following smelters in Hamilton Beach’s supply chain in the 2018 reporting period:

Metal	Smelter
Tin	Alpha
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	China Tin Group Co., Ltd.
Tin	CV Ayi Jaya
Tin	CV Dua Sekawan
Tin	CV Gita Pesona
Tin	CV United Smelting
Tin	CV Venus Inti Perkasa
Tin	Dowa
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Fengming Metallurgy Chemical Plant
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.

Tin	Guanyang Guida Nonferrous Metal Smelting Plant
Tin	HuiChang Hill Tin Industry Co., Ltd.
Tin	Huichang Jinshunda Tin Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Melt Metais e Ligas S.A.
Tin	Metallic Resources, Inc.
Tin	Metallo Belgium N.V.
Tin	Metallo Spain S.L.U.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Modeltech Sdn Bhd
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	Operaciones Metalurgical S.A.
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Prima Tin
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Inti Stania Prima
Tin	PT Karimun Mining
Tin	PT Kijang Jaya Mandiri
Tin	PT Lautan Harmonis Sejahtera
Tin	PT Menara Cipta Mulia
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Premium Tin Indonesia
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sukses Inti Makmur
Tin	PT Sumber Jaya Indah
Tin	PT Timah (Persero) Tbk Kundur
Tin	PT Timah (Persero) Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	Resind Indústria e Comércio Ltda.
Tin	Rui Da Hung
Tin	Soft Metais Ltda.
Tin	Thaisarco
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company Limited

Two of the smelters above declared to be sourcing or there was reason to believe may be sourcing from the Covered Countries. Under the Rule, the requirement is to identify whether or not a smelter is sourcing from the Covered Countries; there is no requirement to identify the specific covered country by the smelter. Given the limitation on the specificity of the smelters’ disclosures, the identified Covered Countries are The Democratic Republic of the Congo, Rwanda, Burundi, and Uganda.

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Hamilton Beach and are based on the infrastructure and information available at the time. Hamilton Beach’s due diligence process has not been audited by an independent third party auditor. A number of factors could introduce errors or otherwise affect our conflict free declaration. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, confusion by suppliers over requirements of SEC final rules, gaps in supplier and/or smelter education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation errors, oversights or errors in third-party conflict free smelter audits, DRC sourced materials being declared secondary materials, illegally tagged DRC conflict minerals being introduced into the supply chain, companies going out of business in 2018, and smuggling of DRC conflict minerals to countries beyond the Covered Countries.